Exhibit 5.1

RICHARDSON & PATEL LLP 10900 Wilshire Boulevard Suite 500 Los Angeles, California 90024 Telephone (310) 208-1183 Facsimile (310) 208-1154

January 5, 2010

L & L ENERGY, INC. 130 Andover Park East Suite 101 Seattle, WA 98188

Re:	L & L ENERGY, INC.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for L & L Energy, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 3,706,773 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), including 1,500,363 shares issuable upon exercise of common stock purchase warrants (the “Warrants”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Warrants, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interest of Named Experts and Counsel" in the registration statement.

Very truly yours, RICHARDSON & PATEL LLP /s/ Richardson & Patel LLP